Exhibit 11.2

INDEPENDENT AUDITOR’S INCLUSION LETTER
We agree to the inclusion in this Offering Statement on Form 1-A, as amended, dated June 19, 2019, of our report, dated March 29, 2019, except for Note 17, as to which the date is June 19, 2019, on our audit of the consolidated financial statements of YouNow, Inc. and Subsidiaries as of December 31, 2018 and 2017, and for the years then ended.
We also consent to the reference to us under the caption “Independent Auditors” in this Offering Statement.

Rosen Kuslansky, CPA, P.C.
/s/ Rosen Kuslansky, CPA, P.C.
Certified Public Accountants
New York, New York
June 19, 2019